Exhibit 10.2

AMENDMENT NUMBER TWO TO THE
LOWE’S COMPANIES
 CASH DEFERRAL PLAN

THIS AMENDMENT NUMBER TWO to the Lowe’s Companies Cash Deferral Plan, as adopted effective for the fiscal year that began January 31, 2004 (the “Plan”), is adopted by Lowe’s Companies, Inc. (the “Company”) effective as of the date specified herein.

W I T N E S S E T H:

WHEREAS, the Company wishes to amend the Plan to (i) exclude terminated employees who are later rehired into qualifying positions from participating in the Plan until the first day of the Plan Year following the date of their rehire and (ii) revise the amendment provisions of the Plan in accordance with a revised Administrative Committee Charter;

NOW THEREFORE, the Plan is hereby amended as follows:

1.           The last sentence of the first paragraph of Section 3 of the Plan shall be amended to read as follows:

“Notwithstanding the foregoing, a person who would otherwise become eligible to participate in the Plan as a result of promotion within the Company or as a result of being rehired by the Company, shall not be eligible to participate in the Plan until the first day of the Plan Year following the date such promotion or rehire becomes effective.”

2.           The second sentence of the first paragraph of Section 15 which begins “Notwithstanding the foregoing, the Committee may amend…” shall be deleted in its entirety.

IN WITNESS WHEREOF, this Amendment Number Two has been executed on the date shown below, effective as of August 19, 2010.

LOWE’S COMPANIES, INC.

By: _______________________________
Maureen K. Ausura
Senior Vice President – Human Resources

Date: ______________________________